Exhibit 99.1

K2M Group Holdings, Inc. Reports 2014 Revenue Growth of 18.5%,
Fourth Quarter and Full Year 2014 Financial Results;
Fourth Quarter Complex Spine Growth of 20.5% Year-over-Year

Leesburg, VA, March 18, 2015 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine technologies, techniques and minimally invasive procedures, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth Quarter Highlights:

•	Total revenue of $49.3 million, up 15.7% year-over-year. Total revenue increased 16.2% year-over-year on a constant currency basis.

•	Domestic revenue of $35.7 million, up 24.6% year-over-year

•	U.S. Complex Spine growth of 20.5% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 24.1% year-over-year

•	U.S. Degenerative growth 28.4% year-over-year

•	International revenue of $13.6 million, down 2.6% year-over-year. International revenue declined 1.1% year-over-year on a constant currency basis.

•	Announced 510(k) clearance by the U.S. Food and Drug Administration (FDA) and CE Mark for CAPRI™ Corpectomy Cage System in November 2014.

Fiscal Year Revenue Highlights:

•	Total revenue of $186.7 million, up 18.5% year-over-year. Total revenue increased 18.1% year-over-year on a constant currency basis.

•	Domestic revenue of $133.1 million, up 19.1% year-over-year

•	U.S. Complex Spine growth of 16.3% year-over-year

•	U.S. Minimally Invasive growth of 12.3% year-over-year

•	U.S. Degenerative growth 24.5% year-over-year

•	International revenue of $53.6 million, up 16.9% year-over-year. International revenue growth increased 15.7% year-over-year on a constant currency basis.

Highlights Subsequent to Fiscal Year-End:

•
Announced 510(k) clearance from the FDA for the MESA® 2 Deformity Spinal System, the Company’s next generation pedicle screw system designed to address the most complex spinal pathologies, on January 21, 2015.

•
Announced the closing of a follow-on offering on February 6, 2105 of 6,951,738 shares of common stock at a price of $18.75 per share, consisting of 2,044,990 shares sold by the Company and 4,906,748 shares sold by certain selling stockholders, including 906,748 shares sold by such selling stockholders pursuant to the underwriters' option to purchase additional shares.

“Our financial results for the fourth quarter of 2014 reflect growth of 16.2% year-over-year fueled primarily by strong growth in each of our procedure categories in the United States," said President and Chief Executive Officer, Eric Major. "Specifically, revenue increased 20.5% year-over-year in U.S. Complex Spine, 24.1% in U.S. MIS, and 28.4% in U.S. Degenerative. These results represent a continuation of our strong performance in fiscal year 2014-our first as a public company and a year in which we executed on our goal of increasing market penetration and on expansion of our innovative products. We remain focused on increasing our share of the approximately $2.6 billion global complex spine and minimally invasive surgery markets and on driving shareholder value growth going forward.”

Fourth Quarter Financial Results

Revenue for the fourth quarter ended December 31, 2014 increased $6.7 million, or 15.7%, to $49.3 million, compared to $42.6 million in the same period of the prior year. Total revenue increased 16.2% year-over-year on a constant currency basis in the fourth quarter. The increase was attributable to procedure growth from new customers in our degenerative, complex spine and MIS products in the U.S.

Geographically, revenue in the United States increased $7.1 million, or 24.6% year-over-year, to $35.7 million, and our international revenue decreased $0.4 million, or 2.6% compared to the same period in the prior year, to $13.6 million. Foreign currency exchange impacted fourth quarter revenue by approximately $220,000, representing approximately 150 basis points of growth year-over-year.

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2013	2014	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$28,681	$35,739	$7,058	24.6%	24.6%
International	$13,928	$13,570	$(358)	(2.6)%	(1.1)%
Total Revenue:	$42,609	$49,309	$6,700	15.7%	16.2%

By procedure category, U.S. revenue in our Complex Spine, MIS and degenerative categories represented 38.2%, 15.5% and 46.3% of U.S. revenue, respectively, for the three months ended December 31, 2014.

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2013	2014	$ Change	% Change

Complex Spine	$11,331	$13,655	$2,324	20.5%
Minimally Invasive	4,458	5,532	1,074	24.1%
Degenerative	12,892	16,552	3,660	28.4%
U.S Revenue:	$28,681	$35,739	$7,058	24.6%

Gross profit for the fourth quarter of 2014 increased 21.2% to $33.1 million, compared to $27.3 million for the same period last year, representing a gross margin of 67.1%, as compared to 64.1% for the same period of 2013. Gross profit included amortization expense on investments in surgical instruments and the medical device excise tax. Amortization expense increased $1.1 million, or 69.4%, to $2.7 million for the three months ended December 31, 2014, representing approximately 5.5% of sales. The medical device excise tax in the United States was approximately $0.6 million, or approximately 1.2% of sales, for the three months ended December 31, 2014.

Operating expenses for the fourth quarter of 2014 increased $1.6 million, or 4.0%, to $41.6 million, compared to $40.0 million for the same period last year. The increase in operating expenses was driven primarily by the expansion of the sales team. This investment has driven an increase in sales commissions as a result of increased sales volumes and increased employee compensation costs due to incremental direct sales employees compared to the same period last year.

Loss from operations for the fourth quarter of 2014 was $8.6 million, compared to $12.7 million for the fourth quarter of 2013. Loss from operations included intangible amortization of $2.6 million and $7.5 million for the fourth quarter of 2014 and 2013, respectively. Net loss attributable to common stockholders for the fourth quarter of 2014 was $(11.1) million, or $(0.30) per diluted share, compared to $(17.6) million, or $(0.79) per diluted share, for the fourth quarter of 2013. Net loss attributable to common stockholders included the impact of primarily non-realized foreign currency transaction losses of $(2.6) million, or $(0.07) per diluted share, compared to primarily non-realized foreign currency transaction gain of $0.8 million, or $0.40 per diluted share, in the fourth quarter of fiscal 2013. Foreign currency translation gain/loss impacted operating results due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany transactions in both periods.

As of December 31, 2014, cash and cash equivalents were $11.4 million compared to $7.4 million as of December 31, 2013. Working capital was $69.7 million compared to $32.5 million as of December 31, 2013. As of December 31, 2014, we had no outstanding indebtedness and borrowing capacity of $32.6 million.

New Product Approvals, Introductions and Launches

During the fourth quarter, K2M continued to expand its complex spine portfolio by obtaining 510(k) clearance and CE Mark for CAPRI™ Corpectomy Cage System, an expandable vertebral body replacement device that provides structural stability following a corpectomy or vertebrectomy. The CAPRI Corpectomy Cage System is intended for use in the thoracolumbar spine (T1 to L5) to replace collapsed, damaged or unstable vertebral bodies due to tumor or trauma (i.e., fracture).

Fiscal Year 2014 Financial Results

Revenue for fiscal year 2014 increased $29.1 million, or 18.5%, to $186.7 million, compared to $157.6 million in fiscal year 2013. The increase was largely attributable to $13.2 million in greater sales volume in the United States due to continued expansion of our customer base, as well as increased volume within our existing United States customer base of $7.2 million and growth in our international distributor markets of $5.3 million.

Revenue in the United States increased $21.3 million, or 19.1% year-over-year, to $133.1 million, and international revenue increased $7.8 million, or 16.9% year-over-year, to $53.6 million. Fiscal year 2014 international revenue increased 15.8% year-over-year on a constant-currency basis.

By procedure category, U.S. revenue in our Complex Spine, MIS and degenerative categories represented 40.6%, 15.5% and 43.9% of U.S. revenue, respectively, for the twelve months ended December 31, 2014.

Gross profit for fiscal year 2014 increased 15.4% to $123.9 million, compared to $107.4 million for fiscal year 2013. Gross margin decreased from 68.2% to 66.4%, due to changes in the mix of products sold in the United States, pricing declines in the United States and select international markets, and higher instrument amortization expense.

Operating expenses for fiscal year 2014 increased $19.5 million, or 12.8%, to $171.8 million, compared to $152.3 million for fiscal year 2013. The increase in operating expenses was driven primarily by increased sales and marketing expenses due to the hiring of direct sales employees and an increase in R&D expenses related to development activities in the product pipeline.

2015 Outlook

For the fiscal-year ending December 31, 2015, the Company expects:

•
Total revenue in a range of $214 million and $218 million, representing growth of 15% to 17% year-over-year on a constant currency basis. The Company expects total reported revenue growth in a range of 14% to 16% year-over-year.

•	Total net loss in a range of $38 million to $34 million, compared to a total net loss of $59.6 million in fiscal year 2014.

•	Adjusted EBITDA in a range of ($2.0) million to $2.0 million, compared to Adjusted EBITDA of ($8.8) million in fiscal year 2014.

Conference Call

Management will host a conference call for analysts and investors today beginning at 5:00 p.m. ET. Individuals interested in listening to the conference call may dial 888-539-3696 for domestic callers or 719-325-2354 for international callers and provide access code 2827117, or access the webcast on the “Investors Relations” section of the Company’s Web site at: http://investors.k2m.com. For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 2827117. The webcast will be archived on the investor relations section of the Company's website. The webcast will also be available on the Company’s website for 14 days following the completion of the call.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company to favorably compete in the global spinal surgery market. Additional information is available online at www.K2M.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption in operations at our headquarters facility or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations, voluntary corrective actions or agency enforcement actions; a recall of our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; control by and possible conflicts of interest with our controlling shareholder; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our prospectus dated February 2, 2015 filed with the SEC pursuant to Rule 424(b) of the Securities Act on February 4, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$11,411	$7,419
Accounts receivable, net	33,937	32,824
Inventory, net	52,617	39,223
Deferred income taxes	3,437	8,824
Prepaid expenses and other current assets	3,911	3,984
Total current assets	105,313	92,274
Property and equipment, net	4,220	2,978
Goodwill and intangible assets, net	163,423	186,270
Other assets, net	29,672	15,414
Total assets	$302,628	$296,936
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$—	$23,500
Accounts payable	14,018	17,069
Accrued expenses	10,077	8,760
Accrued payroll liabilities	11,488	10,396
Total current liabilities	35,583	59,725
Notes to stockholders	—	19,650
Deferred income taxes	8,479	14,084
Other liabilities	112	211
Total liabilities	44,174	93,670

Series A redeemable convertible preferred stock, $0.001 par value.	—	56,667
Series B redeemable convertible preferred stock, $0.001 par value.	—	52,414
Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 and 100,000,000 shares authorized; 37,366,098 and 22,421,509 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	37	22
Additional paid-in capital	386,795	165,651
Accumulated other comprehensive loss	1,827	(920)
Accumulated deficit	(130,205)	(70,568)
Total stockholders’ equity	258,454	94,185
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$302,628	$296,936

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$49,309	$42,609	$186,672	$157,584
Cost of revenue	16,217	15,270	62,800	50,162
Gross profit	33,092	27,339	123,872	107,422
Operating expenses:
Research, development and engineering	4,448	3,075	16,302	12,402
Sales and marketing	24,138	21,343	95,323	80,183
General and administrative	13,058	15,588	60,216	59,758
Total operating expenses	41,644	40,006	171,841	152,343
Loss from operations	(8,552)	(12,667)	(47,969)	(44,921)
Other expense:
Foreign currency transaction (loss) gain	(2,621)	753	(4,752)	1,477
Discount on prepayment of notes to stockholders	—	—	(4,825)	—
Interest expense	(90)	(932)	(2,205)	(2,810)
Total other expense, net	(2,711)	(179)	(11,782)	(1,333)
Loss before income taxes	(11,263)	(12,846)	(59,751)	(46,254)
Income tax benefit	(196)	(874)	(114)	(8,341)
Net loss	(11,067)	(11,972)	(59,637)	(37,913)
Accretion and adjustment of preferred stock to fair value	—	(5,625)	6,879	(19,439)
Net loss attributable to stockholders	$(11,067)	$(17,597)	$(52,758)	$(57,352)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.30)	$(0.79)	$(1.65)	$(2.58)
Weighted average shares outstanding:
Basic and diluted	37,237,759	22,365,331	31,887,246	22,238,632

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(59,637)	$(37,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33,324	36,776
Provision for allowance for doubtful accounts	469	167
Provision for inventory reserve	583	2,285
Stock-based compensation	5,807	2,879
Amortization of issuance and discount costs included in interest expense	4,928	98
Deferred income taxes	(218)	(8,492)
Changes in operating assets and liabilities:
Accounts receivable	(2,860)	(5,825)
Inventory	(13,660)	(15,697)
Prepaid expenses and other assets	(8,450)	(1,284)
Accounts payable, accrued expenses, and accrued payroll liabilities	9,552	7,916
Net cash used in operating activities	(30,162)	(19,090)
Investing activities
Purchase of surgical instruments	(12,848)	(8,323)
Purchase of property and equipment	(2,905)	(1,494)
Amounts in escrow for new office facility	(6,667)	—
Purchase of intangible assets	(118)	(117)
Net cash used in investing activities	(22,538)	(9,934)
Financing activities
Borrowings on bank line of credit	—	3,500
Payments on bank line of credit	(23,500)	(2,000)
Proceeds from issuance of notes to stockholders	14,634	14,884
Prepayment of notes to stockholders	(39,212)	—
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs	—	11,574
Payment of dividends on Series A and Series B redeemable convertible preferred stock	(18,547)	—
Proceeds from issuances of common stock, net of issuance costs	121,898	—
Proceeds from private placement of common stock	—	2,177
Proceeds from the exercise of options, net of payments to satisfy minimum tax withholdings	1,563	(755)
Net cash provided by financing activities	56,836	29,380
Effect of exchange rate changes on cash and cash equivalents	(144)	52
Net increase in cash and cash equivalents	3,992	408
Cash and cash equivalents at beginning of period	7,419	7,011
Cash and cash equivalents at end of period	$11,411	$7,419

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted EBITDA and pro forma net loss per share.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. In this release, the Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Adjusted EBITDA represents net loss plus interest expense, discount on prepayment of notes to stockholders, income tax benefit, depreciation and amortization, stock-based compensation expense and foreign currency transaction loss (gain).

We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses Adjusted EBITDA principally as a measure of our operating performance and for planning purposes, including the preparation of our annual operating budget and financial projections. We believe that Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA supplementally. Our definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents a reconciliation of net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss	$(11,067)	$(11,972)	$(59,637)	$(37,913)
Interest expense	90	932	2,205	2,810
Discount on prepayment of notes to stockholders	—	—	4,825	—
Income tax benefit	(196)	(874)	(114)	(8,341)
Depreciation and amortization	5,985	9,528	33,324	36,776
Stock-based compensation expense	1,977	1,142	5,807	2,879
Foreign currency transaction loss (gain)	2,621	(753)	4,752	(1,477)
Adjusted EBITDA	$(590)	$(1,997)	$(8,838)	$(5,266)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2015 guidance:

Year Ended December 31,
2015
Net loss	$(36,000)
Interest expense	100
Income tax expense	100
Depreciation and amortization	25,300
Stock-based compensation expense.	8,500
Foreign currency transaction loss	2,000
Adjusted EBITDA	$—

The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of $(2.0) million to $2.0 million for 2015.

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP Net Loss Per Share to Pro Forma Net Loss Per Share
(Unaudited)
(In Thousands, Except Per Share Data)

Year Ended December 31,
Numerator	2014
Net loss attributable to common stockholders, as reported	$(52,758)
Reversal of accretion or write-up of preferred stock	(6,879)
Reversal of discount on prepayment of notes to stockholders	4,825
Reversal of interest expense on notes to stockholders and line of credit	1,526
Pro forma net loss	$(53,286)

Denominator
GAAP weighted average shares outstanding, as reported	31,887
Series A and B Preferred included in GAAP weighted average shares	(3,560)
IPO shares included in GAAP weighted average shares	(5,633)
Series A and B preferred converted at the beginning of the period	5,577
IPO shares issued at the beginning of the period	8,825
Weighted average shares used in computing pro forma net loss per share	37,096
Pro forma net loss per share - basic and diluted	$(1.44)

Pro forma net loss per share gives pro forma effect to the issuance of shares in the Company’s initial public offering ("IPO")
and the reversal of the (1) accretion or write-up of preferred stock, (2) discount on the prepayment of notes to stockholders and
(3) interest expense on notes to stockholders and line of credit, in each case as if our IPO had occurred on the first day of the period. In connection with our IPO, our preferred stock converted into common stock and we used a portion of the IPO proceeds to pay accrued dividends on our preferred stock and to repay our stockholder notes and borrowings under our revolving line of credit.